                       Consent of Independent Accountants


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form S-6 (the "Registration Statement") of our report dated March 30, 2001, relating to the financial statements of the PruLife Custom Premier Subaccounts of Pruco Life of New Jersey Variable Appreciable Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated March 13, 2001, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Prospectus.

We also consent to the reference to us under the heading "Experts" in the Prospectus.


PricewaterhouseCoopers LLP

New York, New York
August 3, 2001



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